Filed pursuant to Rule 424(b)(3).
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 14, 2006)

350,000 shares of Common Stock

This prospectus supplement relates to resales of shares of common stock by the selling stockholder named herein. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

The selling stockholder, or its pledgees, donees, transferrees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the New York Stock Exchange under the symbol “ACI.” On May 23, 2006, the closing sale price as reported by the New York Stock Exchange was $46.39 per share.

Investing in our common stock involves risks. We urge you to carefully read the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under Item 1A of our Annual Report on Form 10-K for our fiscal year ended December 31, 2005 and under Item 1A of our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006, for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 26, 2006.

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Unit (1)	Price (1)	Registration Fee

Common stock, par value $0.01 per share (2)	350,000	$44.11	$15,438,500	$1,652(3)

(1)	Estimated solely for the purpose of calculating the registration fee computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the common stock on May 22, 2006, as reported on the New York Stock Exchange.

(2)	Each share of common stock includes one preferred stock purchase right as described under “Description of Capital Stock” in the accompanying prospectus. No separate consideration will be received for the preferred stock purchase rights.

(3)	The filing fee calculated in accordance with Rule 457(r) in connection with the securities offered from the registration statement (Reg. No. 333-132413) by means of this prospectus supplement is being offset against $126,700 previously paid in connection with the unsold securities registered for sale under the registration statement (Reg. No. 333-120781) of Arch Coal, Inc. pursuant to Rule 457(p).

Prospectus Supplement

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Where You Can Find Additional Information

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Arch Coal. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.archcoal.com. The information on our Internet site is not part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information that we have filed with the SEC and any filing that we make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including such documents filed with the SEC by us after the date of this prospectus supplement and prior to the time we sell all of the securities covered by this prospectus supplement, except as noted below:

Arch Coal’s SEC Filings (File No. 1-13105)	Period or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Current Reports on Form 8-K	January 3, 5 and 6, February 16 and 24, April 27 and May 5, 2006
Registration Statement on Form 8-A	March 9, 2000
Registration Statement on Form 8-B	June 17, 1997

Pursuant to General Instruction B of Form 8-K, any information furnished under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information we furnish under Item 2.01 or Item 7.01 of Form 8-K. We are not incorporating by reference any information we furnish under Item 2.01 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those provisions are qualified in all respects by reference to all of the provisions of that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will provide without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all

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other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Arch Coal, Inc., Attention: Investor Relations, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, telephone number: (314) 994-2700.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. This prospectus supplement is not an offer to sell securities or a solicitation of an offer to buy securities in any circumstances under which the offer or sale is unlawful. You should not assume that the information included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any securities.

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About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

Risk Factors

Investing in our common stock involves risks. To better understand the risks involved in an investment in our common stock, before deciding whether to purchase any of our common stock, please carefully read the risks set forth in:

•	Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005;

•	Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006; and

•	the risks described in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

In addition, you should consider the following factors before deciding to invest in our common stock in this offering.

The market price of our common stock may be highly volatile.

The market price of our common stock has fluctuated, ranging between $16.60 and $56.45 per share since January 1, 2005. The overall market and the price of our common stock may continue to be volatile. There may be a significant impact on the market price for our common stock due to, among other things:

•	the announcement of acquisitions by us or our competitors;

•	variations in investors’ or analysts’ perceptions of the risks and conditions of our business;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments;

•	market conditions; and

•	general economic conditions.

Future sales of our common stock or other securities may dilute the value of the common stock.

Our board of directors has the authority, without action or vote of the stockholders, to issue any or all authorized but unissued shares of our common stock, including securities convertible into or exchangeable for our common stock and authorized but unissued shares under our equity compensation plans. In the future, we may issue such additional securities, through public or private offerings, in order to raise additional capital. Any such issuance will dilute the percentage ownership of stockholders and may dilute the per share book value of the common stock.

Special Note Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling stockholder. The selling stockholder will pay any underwriting discounts and commissions and expenses it incurs for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including registration and filing fees, New York Stock Exchange listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

Price Range of Our Common Stock and Our Dividend Policy

Our common stock is traded on the New York Stock Exchange under the symbol “ACI.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange and the cash dividends declared on our common stock for the periods indicated. The information in the following table has been adjusted to reflect a two-for-one stock split of our common stock in the form of a 100% stock dividend paid on May 15, 2006:

	High	Low	Dividends

Year ended December 31, 2004
First Quarter	$16.45	$13.10	$0.02875
Second Quarter	17.50	13.84	0.04000
Third Quarter	18.47	15.05	0.04000
Fourth Quarter	19.95	15.93	0.04000
Year ended December 31, 2005
First Quarter	$23.77	$16.60	$0.04000
Second Quarter	28.72	20.15	0.04000
Third Quarter	34.97	25.14	0.04000
Fourth Quarter	41.10	30.50	0.04000
Year ending December 31, 2006
First Quarter	$44.15	$34.30	$0.04000
Second Quarter (through May 23, 2006)	56.45	37.35	0.06000

On May 23, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $46.39 per share. On May 23, 2006, there were approximately 9,000 holders of record of our common stock.

The payment of dividends with respect to our common stock, if any, and the amount of such dividends depends upon matters deemed relevant by our Board of Directors on a quarterly basis, such as our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by law, credit agreements or senior securities, and other factors deemed relevant and appropriate.

Selling Stockholder

The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of May 26, 2006 by the selling stockholder, the Arch Coal, Inc. Retirement Account Plan. The selling stockholder may sell up to the maximum number of shares of common stock set forth opposite its name in the table below.

Number of Shares of
Common Stock
Beneficially Owned After
the Sale of Maximum
			Maximum Number	Number of Shares of
	Shares of Common Stock		of Shares of	Common Stock to be Sold
	Beneficially Owned		Common Stock to	Hereunder
Name of Beneficial Owner	Number	Percentage	be Sold Hereunder	Number	Percentage

Arch Coal, Inc. Retirement Account Plan	350,000	*	350,000	— *

*	Indicates beneficial ownership of less than 1% of the common stock outstanding.

Plan of Distribution

The shares covered by this prospectus supplement may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus supplement from the selling stockholder as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus supplement may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made at a fixed price or prices, which may be changed, or at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions at negotiated prices, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the New York Stock Exchange or other exchange or trading system on which the shares are admitted for trading privileges;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets;

•	through put or call transactions relating to the shares;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	in privately negotiated transactions.

In connection with distributions of the shares or otherwise, the selling stockholder may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus supplement, which they may in turn resell; or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus supplement.

In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder, in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus supplement, the selling stockholder, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus supplement and accompanying prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Legal Matters

The validity of the shares covered by this prospectus supplement will be passed upon for us by Gregory A. Billhartz, Esq., our Assistant General Counsel and Assistant Secretary. Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania, together with Mr. Billhartz, has represented us in connection with the offering contemplated herein. Mr. Billhartz is paid a salary by us and is a participant in various employee benefit plans offered to our employees generally.

Debt Securities
Warrants
Purchase Contracts
Units
Preferred Stock
Depositary Shares
Common Stock

Arch Coal, Inc. from time to time may offer to sell, in one or more series, senior or subordinated debt securities, warrants, purchase contracts, units, preferred stock, depositary shares and common stock, or any combination of these securities. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities or debt or equity securities of one or more other entities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “ACI.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus or in one or more reports which we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.

We urge you to carefully read the information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2006.

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Where You Can Find More Information

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Arch Coal. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.archcoal.com. The information on our Internet site is not part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” in this prospectus the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus from the date we file that document.

We incorporate by reference into this prospectus the following documents or information that we have filed with the SEC and any filing that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including such documents filed with the SEC by us after the date of this prospectus and prior to the time we sell all of the securities covered by this prospectus, except as noted below:

Arch Coal’s SEC Filings (File No. 1-13105)	Period or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2005
Current Reports on Form 8-K	January 6, 2006, February 16, 2006, February 24, 2006
Registration Statement on Form 8-A	March 9, 2000
Registration Statement on Form 8-A	March 5, 2003
Registration Statement on Form 8-B	June 17, 1997

Pursuant to General Instruction B of Form 8-K, any information furnished under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information we furnish under Item 2.01 or Item 7.01 of Form 8-K. We are not incorporating by reference any information we furnish under Item 2.01 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those provisions are qualified in all respects by reference to all of the provisions of that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Arch Coal, Inc., Attention: Investor Relations, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, telephone number: (314) 994-2700.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not prohibited. You should assume that the information appearing in this prospectus is accurate as of the date hereof only.

Use of Proceeds

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities or in a report which we file with the SEC under the Securities Exchange Act of 1934, which we refer to as an Exchange Act Report. Our general corporate purposes include, but are not limited to, working capital, capital expenditures, investments in or loans to our subsidiaries or joint ventures, repayment, redemption or refinancing of debt, redemption or repurchase of our outstanding securities, funding of possible acquisitions and satisfaction of other obligations. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment-grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering or in an Exchange Act Report.

Description of Debt Securities

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement or in an Exchange Act Report. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. Any debt securities issued by us may be guaranteed by one or more of our subsidiaries.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the debt securities. See the information under the heading “Where You Can Find More Information” to contact us for a copy of the appropriate indenture.

General

The senior debt securities will be unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the related prospectus supplement or in an Exchange Act Report, will be unsecured. The subordinated debt securities will be subordinate in right of payment to senior debt securities. A description of the subordinated debt securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated debt securities will be provided in the related prospectus supplement or in an Exchange Act Report. For a complete understanding of the provisions pertaining to the subordinated debt securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement of which this prospectus is a part.

Terms

The indentures will not limit the principal amount of debt we may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The debt securities of any series may be issued in definitive form or, if provided in the related prospectus supplement or in an Exchange Act Report, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

Debt securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the related prospectus supplement or in an Exchange Act Report, debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the related prospectus supplement or Exchange Act Report for the specific terms of the debt securities offered, including the following:

•	Designation of an aggregate principal amount, purchase price and denomination;

•	Date of maturity;

•	If other than U.S. currency, the currency for which the debt securities may be purchased;

•	The interest rate or rates and the method of calculating interest;

•	The times at which any premium and interest will be payable;

•	The place or places where principal, any premium and interest will be payable;

•	Any redemption or sinking fund provisions or other repayment obligations;

•	Any index used to determine the amount of payment of principal of and any premium and interest on the debt securities;

•	The application, if any, of the defeasance provisions to the debt securities;

•	If other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity thereof;

•	Whether the debt securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	Whether the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock, warrants, purchase contracts or purchase units and the terms of such conversion, exercise or exchange, if any;

•	Whether the debt securities will be guaranteed by one or more of our subsidiaries and, if so, the identity of the guarantors;

•	Any covenants applicable to the debt securities being offered;

•	Any events of default applicable to the debt securities being offered;

•	Any changes to the events of default described in this prospectus;

•	The terms of subordination, if applicable; and

•	Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, debt securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the related prospectus supplement or Exchange Act Report. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Debt Guarantees

Debt securities offered by us may be guaranteed by one or more of our subsidiaries. Any guarantee of debt securities offered by us will be set forth in the applicable indenture or a supplemental indenture and described in the applicable prospectus supplement or Exchange Act Report. The payment obligations of any guarantor with respect to a guarantee of debt securities offered by us will be effectively subordinate in right of payment to the prior payment in full of all senior indebtedness of any such guarantor to the same extent and manner that our payment obligations with respect to our subordinated debt securities are subordinate in right of payment to the prior payment in full of all of our senior indebtedness.

Events of Default

Except as otherwise set forth in the applicable prospectus supplement or in an Exchange Act Report, an event of default shall occur with respect to any series of debt securities when:

•	We default in paying principal of or premium, if any, on any of the debt securities of such series when due;

•	We default in paying interest on the debt securities of such series when due, continuing for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any debt security of such series when due;

•	We or any subsidiary guarantor, if applicable, fail to perform any other covenant or warranty in the debt securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	A subsidiary guarantee of our debt securities, if applicable, is held in any judicial proceeding to be unenforceable or invalid;

•	Certain events of bankruptcy, insolvency, or reorganization occur; or

•	Any other event of default occurs with respect to debt securities of that series.

We will be required annually to deliver to the trustee officers’ certificates stating whether or not the officers signing such certificates have any knowledge of any default in the performance by us of certain covenants.

If an event of default shall occur and be continuing with respect to any series (other than an event of default described in the sixth bullet point of the first paragraph above under “Events of Default”), the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the debt securities of such series to be due and payable. If an event of default described in the sixth bullet point of the first paragraph above under “Events of Default” occurs with respect to any series of debt securities, the principal amount of all debt securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the debt securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “Events of Default” without including any applicable grace period.

If at any time after the debt securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we will pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the debt securities of such series and the principal of all debt securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the debt securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the debt securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any debt securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the debt securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

No holder of debt securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that debt security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

Each indenture will contain provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities in regard to matters as shall not adversely affect the interests of the holders of the debt securities, including, without limitation, the following:

•	to evidence the succession of another corporation to us;

•	to add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

•	to make other amendments that do not adversely affect the interests of the holders of any series of debt securities;

•	to release a subsidiary guarantor, if applicable, from its obligations under its guarantee (other than in accordance with the terms thereof); and

•	to add, change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall

•	extend the fixed maturity of any debt securities or any installment of interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repurchase that security, without the consent of the holder of each debt security so affected;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all debt securities affected thereby then outstanding; or

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under “Modification of the indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby, without the consent of the holder of each debt security affected thereby.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all debt securities then outstanding for cancellation or (ii) all debt securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

Each indenture will provide, if such provision is made applicable to the debt securities of a series,

•	that we may elect either (A) to defease and be discharged from any and all obligations with respect to any debt security of such series, or “defeasance,” or (B) to be released from our obligations with respect to such debt security under certain of the covenants and events of default under that indenture together with additional covenants that may be included for a particular series; and

•	that certain events of default shall not be events of default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of debt securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance or covenant defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures.

Record Dates

The indentures will provide that in certain circumstances we may establish a record date for determining the holders of outstanding debt securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the debt securities of such series.

Subordinated Debt Securities

Subordinated debt securities will be subordinate, in right of payment, to all senior debt. Senior debt is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

•	all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior debt. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior debt has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior debt or a person acting on their behalf, to be applied toward the payment of all our senior debt remaining unpaid until all the senior debt has been paid in full. Subject to the payment in full of all of our senior debt, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior debt.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our subordinated debt securities.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

Book-Entry Securities

The following description of book-entry securities will apply to any series of debt securities issued in whole or in part in the form of one or more global securities except as otherwise described in the related prospectus supplement or in an Exchange Act Report.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the

Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary, or “participants,” or persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an event of default with respect to the debt securities of that series or (c) other circumstances exist that have been specified in the terms of the debt securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Description of Warrants

We may issue warrants for the purchase of our common stock, preferred stock or debt securities. We may issue warrants independently or as part of purchase units, and warrants issued as part of purchase units may be attached to or separate from any other securities part of those purchase units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the applicable warrant agreement, including the applicable form of warrant certificate, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants, as well as the identity of the applicable warrant agent. That warrant agreement, together with the applicable form of warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants and will be available by the means described under “Where You Can Find More Information.”

The particular terms of any issue of warrants will be described in the applicable prospectus supplement or in an Exchange Act Report relating to the issue. Those terms may include:

•	the securities for which you may exercise the warrants;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise, if applicable;

•	the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which that number of shares of preferred stock of such series may be purchased upon exercise, if applicable;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which that number of shares of common stock may be purchased upon exercise, if applicable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the material U.S. federal income tax consequences applicable to the warrants; and

•	any other terms of the warrants.

The exercise price and the expiration date for warrants, as well as the kind, frequency and timing of any notice to be given, will be subject to adjustment as described in the applicable prospectus supplement or in an Exchange Act Report. Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement or in an Exchange Act Report. Prior to the exercise of warrants, holders of warrants will not have any of the rights of holders of the common stock, preferred stock or debt securities purchasable upon that exercise, as the case may be, and will not be entitled to payments of principal, premium or interest, as applicable, on any debt securities purchasable upon the exercise or dividend payments, if any, or voting rights of any preferred stock or common stock purchasable upon the exercise.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock, as the case may be, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement or in an Exchange Act Report. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement or in an Exchange Act Report.

We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement or in an Exchange Act Report. If a holder of warrants exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Description of Purchase Contracts

We may issue purchase contracts for the purchase from us, or sale to us, of our common stock, preferred stock, debt securities, depositary shares or warrants, or debt securities of third parties (including U.S. Treasury securities), an index or indices of those securities or any combination of those securities. Purchase contracts may be issued separately or in purchase units, as specified in the applicable prospectus supplement or in an Exchange Act Report. Purchase contracts issued as part of purchase units may be attached to or separate from any other securities part of the purchase units.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of the purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement or in an Exchange Act Report. The applicable prospectus supplement or in an Exchange Act Report will specify the methods by which the holders may purchase or sell the subject securities, as the case may be, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders of those purchase contracts or vice versa, and the periodic payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders of those purchase contracts to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement or in an Exchange Act Report. Alternatively, purchase contracts may require holders to satisfy their obligations under the purchase contracts when the purchase contracts are issued, as described in the applicable prospectus supplement or in an Exchange Act Report.

This summary of some provisions of the purchase contracts is not complete. You should refer to the purchase contract agreement, including the applicable form of purchase contract security certificate, relating to the specific purchase contracts being offered for the complete terms of the purchase contract agreement and the purchase contracts. That purchase contract agreement, together with the applicable form of purchase contract security certificate, will be filed with the SEC in connection with the offering of the specific purchase contracts and will be available by the means described under “Where You Can Find More Information.”

Description of Units

We may issue units consisting of one or more of our debt securities, warrants, purchase contracts, units, preferred stock, depositary shares or common stock or debt securities of third parties (including U.S. Treasury Securities), in any combination, which may be purchased with the proceeds of the sales of units. The securities comprising the units may or may not be separate from one another, as described in the applicable prospectus supplement or in an Exchange Act Report.

The applicable prospectus supplement or Exchange Act Report will describe:

•	the designation and the terms of the units and of the securities constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	any additional terms of the governing unit agreement; and

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units.

The terms and conditions described in this prospectus under “Description of Debt Securities,” “Description of Warrants,” “Description of Purchase Contracts,” “Description of Depositary Shares” and “Description of Capital Securities” will apply to each unit and to any security included in each unit, as applicable, unless otherwise specified in the applicable prospectus supplement or in an Exchange Act Report.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement or in an Exchange Act Report. This summary of some provisions of the units is not complete. You should refer to the unit agreement, including the applicable form of unit certificate, relating to the specific units being offered for the complete terms of the unit agreement and the units and the identity of the unit agent with respect to those units. That unit agreement, together with the applicable form of unit certificate, will be filed with the SEC in connection with the offering of the specific units and will be available by the means described under “Where You Can Find More Information.”

Description of Depositary Shares

General

At our option, we may elect to offer fractional interests in our debt securities or fractional shares of our preferred stock, rather than full interests in our debt securities or full shares of our preferred stock, as the case may be. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a debt security of ours or of a share of a particular series of our preferred stock, as the case may be, and that fraction or the formula by which that fraction may be determined will be set forth in the applicable prospectus supplement or in an Exchange Act Report. Depositary shares may be issued separately or as a part of purchase units. Depositary shares issued as part of purchase units may be attached to or separate from any other securities part of those purchase units.

The debt securities or shares of any series of preferred stock underlying the depositary shares, as the case may be, will be deposited under a deposit agreement between us and a bank or trust company, as depositary. The depositary will have its principal office in the United States, unless specified otherwise in the applicable prospectus supplement or in an Exchange Act Report. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of the debt security or share of preferred stock, as the case may be, underlying that depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, underlying that depositary share. Those rights include any applicable dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the depositary shares in accordance with the terms of the offering. This summary of some provisions of the depositary receipts is not complete. You should refer to the applicable deposit agreement, including the applicable form of depositary receipts, relating to the specific depositary receipts being offered for the complete terms of the deposit agreement and the depositary receipts and the identity of the depositary. That deposit agreement, together with the applicable form of depositary receipt, will be filed with the SEC in connection with the offering of the depositary receipts and will be available by the means described under “Where You Can Find More Information.”

Pending the preparation of definitive engraved depositary receipts and upon our written order, the depositary may issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts then will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute any payments of interest, cash dividends or other cash distributions received with respect to the debt securities or preferred stock, as the case may be, to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, with our approval, the depositary may sell the property and distribute the net proceeds from the sale to the applicable holders in proportion to the number of depositary shares owned by those holders.

Redemption of Depositary Shares

If the debt security or series of preferred stock, as the case may be, represented by depositary shares is subject to redemption, the depositary shares will be redeemed with the proceeds received by the depositary from the redemption, in whole or in part, of that debt security or series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable with respect to that debt security or series of the preferred stock, as the case may be. Whenever we redeem debt securities or shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the debt securities or shares of preferred stock, as the case may be, so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as may be determined by the depositary.

Exercise of Rights or Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock underlying depositary shares are entitled to vote, or of any request for instructions or directions from holders of debt securities underlying depositary shares, the depositary will mail the information contained in the notice to the record holders of the applicable depositary shares. Each record holder of the applicable depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred shares represented by that holder’s depositary shares, as the case may be. The record date for the depositary shares will be the same date as the record date for the underlying debt securities or preferred stock, as the case may be. The depositary then will attempt, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the number of shares of preferred stock underlying those depositary shares, as the case may be, in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not give instructions or directions with respect to debt securities or vote shares of preferred stock, as the case may be, if it does not receive specific instructions from the holders of the depositary shares representing interests in those securities.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing depositary shares and any provision of a deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares issued under that deposit agreement have been redeemed; or

•	with respect to all depositary shares issued under that deposit agreement, there has been a complete repayment or redemption of the underlying debt securities or a final distribution of the underlying preferred stock, as the case may be, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit and any redemption of the underlying debt securities or preferred stock. Holders of depositary receipts will pay the transfer and other taxes and governmental and other charges, including a fee for the withdrawal of debt securities or shares of preferred stock, as the case may be, upon surrender of depositary receipts, as are expressly provided in the relevant deposit agreement.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying debt securities or preferred stock, as the case may be.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or preferred stock, as the case may be, for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

Description of Capital Securities

Common Stock

Under our certificate of incorporation, we are authorized to issue up to 100,000,000 shares of our common stock. As of March 1, 2006, we had 71,383,765 shares of common stock issued and outstanding and had reserved an aggregate of 360,994 additional shares of common stock for issuance upon conversion of outstanding preferred stock and an aggregate of 4,034,994 additional shares of common stock for issuance under our various stock compensation plans.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our certificate of incorporation, as it may be amended or restated from time to time; and

•	our restated and amended bylaws, as they may be amended or restated from time to time.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights Upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. American Stock Transfer & Trust Company is the transfer agent and registrar for the common stock.

Preferred Stock

Our board of directors determines the rights, qualifications, restrictions and limitations relating to each series of our preferred stock at the time of issuance. Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, of which 7,125,000 shares remain available for designation and issuance, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series, except that the holders of preferred stock:

•	will not be entitled to more than the lesser of one vote per $100 of liquidation value or one vote per share when voting as a class with the holders of shares of other capital stock; and

•	will not be entitled to vote on any matter separately as a class, except to the extent required by law or as specified with respect to each series with respect to any amendment or alteration of the provisions of the certificate of incorporation that would adversely affect the powers, preferences or special rights of the applicable series of preferred stock, or our failure to pay dividends on any series of preferred stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which case the number of directors may be increased by two and the holders of outstanding shares of preferred stock then similarly entitled will be entitled to elect the two additional directors until full accumulated dividends on all of those shares of preferred stock have been paid.

As of March 1, 2006, 2,875,000 shares of preferred stock have been designated as 5% Perpetual Cumulative Convertible Preferred Stock (liquidation preference $50.00), of which 150,508 shares are issued and outstanding. These shares of our preferred stock do, and shares of our other preferred stock may, have dividend, redemption, voting and liquidation rights taking priority over our common stock, and these shares of preferred stock are, and shares of our other preferred stock may be, convertible into our common stock. We may amend from time to time our restated certificate of incorporation to increase the number of authorized shares of preferred stock. We also may designate additional shares of preferred stock as 5% Perpetual Cumulative Convertible Preferred Stock (liquidation preference $50.00).

5% Perpetual Cumulative Convertible Preferred Stock.  Our preferred stock, with respect to dividend rights and upon liquidation, winding up and dissolution, ranks:

•	junior to all of our existing and future liabilities and obligations, whether or not for borrowed money;

•	junior to “senior stock,” which is each class or series of our capital stock that has terms which expressly provide that the class will rank senior to the preferred stock;

•	on a parity with “parity stock,” which is each class or series of our capital stock that has terms which expressly provide that the class or series will rank on a parity with the preferred stock;

•	senior to “junior stock,” which is our common stock and each class or series of our capital stock that has terms which do not expressly provide that the class or series will rank senior to or on a parity with the preferred stock; and

•	effectively junior to all of our subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by others.

Holders of shares of preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of the preferred stock at the annual rate of 5% of the liquidation preference per share of the preferred stock. The dividend rate was initially equivalent to $2.50 per share annually. The right of holders of the shares of the preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

We may not redeem any shares of the preferred stock before January 31, 2008. On or after January 31, 2008, we may redeem any or all shares of the preferred stock at a redemption price equal to the liquidation preference per share, plus accrued and unpaid dividends, to the date of redemption, only if the closing price of our common stock has exceeded 120% of the conversion price then in effect (approximately $25.0156 based on the initial conversion price) for at least 20 trading days in any consecutive 30-trading-day period ending on the trading day prior to the date of mailing of the notice of redemption.

Except as required under Delaware law, holders of the shares of the preferred stock are only entitled to the following voting rights:

•	the affirmative vote of holders of at least two-thirds of the outstanding shares of the preferred stock, voting as a single class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, will be required to amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of (i) our restated certificate of incorporation or (ii) the applicable certificate of designations, if the amendment would alter or change the powers, preferences or rights of the preferred stock so as to adversely affect the holders of the preferred stock, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of senior stock; or

•	issue shares of senior stock; provided, however, that any amendment that decreases the dividend payable on, or the liquidation preference of, the preferred stock requires the affirmative vote of the holders of all of the outstanding shares of the preferred stock, at a meeting of holders of the preferred stock duly called for that purpose, or the written consent in lieu of meeting. If at any time the equivalent of six quarterly dividends payable on the shares of the preferred stock are accrued and unpaid, whether or not consecutive and whether or not declared, holders of all outstanding shares of the preferred stock, together with the holders of any other series of our preferred stock in similar circumstance, voting together as a single class without regard to series, will be entitled to elect two directors to serve until accumulated dividends have been paid in full.

With respect to any matter on which holders of the preferred stock are entitled to vote as a separate class, each share of the preferred stock will be entitled to one vote. With respect to any matter on which holders of the preferred stock are entitled to vote with holders of shares of other capital stock, the voting will be governed by the provisions of our restated certificate of incorporation.

Each share of the preferred stock is convertible at any time and from time to time, on or after the occurrence of any of certain conversion triggering events described below and prior to 5:00 p.m., New York City time, on the business day immediately preceding a redemption date, at the option of the holder, into fully paid and nonassessable shares of our common stock. The initial conversion price at which the preferred stock was convertible was $20.8463, with that conversion price being subject to adjustments. The number of shares of our common stock deliverable upon conversion of a share of the preferred stock, commonly referred to as the conversion ratio, is 2.3985, which represents the liquidation preference divided by the initial conversion price.

The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. We also urge you to refer to the applicable provisions of our Form 8-A, filed with the SEC on March 5, 2003. That Form 8-A is available by the means described under “Where You Can Find More Information.”

Preferred Stock Purchase Rights.  On March 3, 2000, we entered into a rights agreement with First Chicago Trust Company of New York, as rights agent, which is a stockholder rights plan providing for a dividend of one preferred stock purchase right for each outstanding share of our common stock. We issued the dividend to stockholders of record on March 20, 2000, and holders of shares of common stock issued since that date are issued rights with their shares. The rights trade automatically with shares of common stock and become exercisable only under certain circumstances as described below. The rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors prior to attempting a takeover and to provide our board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.

Until a right is exercised, the holder of a right will not have any rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right will entitle its holder to purchase from us one one-hundredth of a share of Series One Junior Preferred Stock, par value $0.01 per share, at a purchase price of $42.00 per right, subject to adjustment. In general, the rights will not be exercisable until the earlier of (a) the close of business on the tenth business day after the date that we learn that a person or group or an affiliate or associate of the person or group has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock and (b) the close of business on the tenth business day following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 20% or more of our outstanding common stock. Below we refer to the earlier of those dates as the “distribution date” and the person or group acquiring at least 20% of our common stock as an “acquiring person.” You should assume that any of the following provisions that refer to an acquiring person also apply to any associate or affiliate of the acquiring person as well.

If, after the distribution date, any acquiring person acquires 20% or more of our outstanding voting stock without the prior approval of our board of directors, each right will entitle its holder to acquire the number of shares of our common stock that is equal to the result obtained by multiplying the then current purchase price by the number of one one-hundredths of a share of preferred stock for which a right is then exercisable and dividing that product by 50% of the then current per-share market price of our common stock.

If any acquiring person acquires more than 20% but less than 50% of the outstanding shares of our common stock subsequent to the distribution date without prior written consent of our board of directors, each right may be exchanged by our board of directors for one share of our common stock. In the event that, following the distribution date, we are acquired in a merger or other business combination in which we are not the surviving corporation, or in which 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold in one or several transactions without the prior written consent of our board of directors, each right will entitle its holder to receive the number of shares of the acquiring company’s common stock as is equal to the result obtained by multiplying the then current purchase price by the number of one one-hundredths of a share of preferred stock for which the right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company.

Any rights that are at any time beneficially owned by an acquiring person will be null and void, and any holder of such rights, including any purported transferee or subsequent holder, will be unable to exercise the rights.

The rights will expire at the close of business on March 20, 2010, unless redeemed or exchanged before that time. At any time prior to the earlier of (a) the time a person or group becomes an acquiring person and (b) the expiration date, our board of directors may exchange all or part of the then outstanding and exercisable rights for shares of our common stock at an exchange ratio of one share of common stock per right or redeem the rights in whole, but not in part, at a price of $0.01 per right. The exchange rate and redemption price are subject to adjustment as provided in the rights agreement.

The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the rights agreement and the form of right certificate, which are incorporated by reference to Exhibit 1 to our Form 8-A, filed with the SEC on March 9, 2000. That Form 8-A is available by the means described under “Where You Can Find More Information.”

Additional Series of Preferred Stock.  Any additional series of preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates established. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is determined relating to the series. Accruals of dividends will not bear interest.

The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the established amount. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

All shares of any series of preferred stock will be redeemable to the extent determined with respect to that series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent determined with respect to that series.

Except as otherwise indicated, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our certificate of incorporation, as it may be amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

Special Charter Provisions.  Our amended and restated certificate of incorporation provides that:

•	our board of directors is classified into three classes;

•	subject to the rights of holders of our preferred stock, if any, the affirmative vote of the holders of not less than two-thirds of the shares of common stock voting thereon is required in order to:

•	adopt an agreement or plan of merger or consolidation;

•	authorize the sale, lease or exchange of all or substantially all of our property or assets; or

•	authorize the disposition of Arch Coal or the distribution of all or substantially all of our assets to our stockholders;

•	subject to the rights of holders of our preferred stock, if any, certain provisions of the restated certificate may be amended only by the affirmative vote of the holders of at least two-thirds of the shares of common stock voting on the proposed amendment;

•	subject to the rights of holders of our preferred stock, if any, all actions required to be taken or which may be taken at any annual or special meeting of our stockholders must be taken at a duly called annual or special meeting of stockholders and cannot be taken by a consent in writing without a meeting; and

•	special meetings of the stockholders may be called at any time by any two or more of our directors and may not be called by any other person or persons or in any other manner.

Legal Matters

In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement or in an Exchange Act Report, the validity of those securities may be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement or Exchange Act Report.

Experts

The consolidated financial statements of Arch Coal, Inc. incorporated by reference into our Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedules thereto), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference therein, have been audited by Ernest & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.